Ex.99 Press release re sale of Softkat,Inc
                eSynch Corp.

              TUSTIN, Calif.--(BUSINESS WIRE)--June 9,
              1999--eSynch Corp. (OTC BB:ESYN - news)
              Wednesday announced completion of the
              sale of Softkat Inc., and its wholly
              owned subsidiary, Sonoma Multimedia, to
              Kilburn Consultants Ltd.
              Under the terms of the Agreement, eSynch sold its interest in Softkat. The transaction is consistent with eSynch's strategy to further strengthen its focus on electronic software distribution and e-commerce.

              Softkat publishes, distributes, and
              sells software to national retailers
              such as CompUSA, and Future Shop, as
              well as a number of regional retailers
              and international exporters. Sonoma
              Multimedia licenses and publishes dozens of software titles, which are distributed through Softkat.

              The Softkat and Sonoma business model
              could not be economically converted to
              one that emphasizes electronic
              distribution over traditional physical
              goods distribution. eSynch's ESD
              (Electronic Software Distribution)
              technology and its related Internet
              growth plans, point to expansion and
              growth of the e-commerce-based ESD
              businesses. Softkat and Sonoma just
              could not be adjusted to fit in with
              this overall strategy.

              Statements herein express management's
              beliefs and expectations regarding
              future performance and are
              forward-looking and involve risks and
              uncertainties, including, but not
              limited to, the ability to negotiate
              outstanding prior debts of acquired
              companies; properly identify acquisition partners; adequately perform due diligence; manage and integrate acquired businesses; react to quarterly fluctuations in results; raise working capital and secure other financing;
              respond to competition and rapidly
              changing technology; deal with market
              and stock price fluctuations; and other
              risks. These risks are and will be
              detailed, from time to time, in eSynch's
              Securities and Exchange Commission
              filings, including Form 10-KSB for the
              year ended Dec. 31, 1997 and subsequent
              Forms 10-QSB and 8-K. Actual results may differ materially from management's expectations.